EXHIBIT  99.1

                                        FOR IMMEDIATE RELEASE
                                        ---------------------

COMFORCE Corporation                    Contact:  Mr. Robert Gruber
2001 Marcus Avenue                                Investor Relations Consultant
Lake Success, NY 11042                            (212) 628-2554
(516) 352-3200

                         COMFORCE ANNOUNCES ACQUISITION;
                      COMPLETES REVOLVING CREDIT FACILITY;
                          ESTABLISHES INTERNET WEBSITE

         Lake Success, NY, March 5, 1996 -- COMFORCE Corporation (ASE: CFS) has completed the acquisition of Williams Communications Services, Inc., based in Englewood, Florida. Williams, which was privately owned, provides technical staffing services to the telecommunications industry. Williams has current annualized revenue of approximately $4.2 million. Payment of the purchase price for Williams was made in cash. Terms of the acquisition were not released.

         Michael Ferrentino, President of COMFORCE, stated, "The acquisition of Williams is an important step in realizing our strategic goal of becoming the leading provider of staffing, consulting, and outsourcing solutions to the telecommunications industry. The operations of Williams are a natural extension of the core business of COMFORCE. We are pleased that Bruce Anderson, the founder of Williams, will continue to lead the COMFORCE Williams team in Florida." Bruce Anderson stated, "Our partnership with COMFORCE creates a dynamic team, which provides us with substantially greater resources to offer enhanced services to our customers."

Revolving Credit Facility
-------------------------

         COMFORCE also announced the completion of a $2.25 million revolving credit facility with Chase Manhattan Bank, which was used, in part, to finance the acquisition of Williams. The credit facility is available to fund working capital needs and future acquisition capital for COMFORCE's telecommunications group.

Internet Website
----------------

         COMFORCE has established a home page on the Internet's World Wide Web. The COMFORCE Web Site can be accessed at http://www.comforce.com, and features postings of employment opportunities for prospective COMFORCE employees, as well as company information for COMFORCE's customers and investors. Mr. Ferrentino stated, "Our new website is a state of the art marketing tool for COMFORCE as we change the way the world employs its personnel."
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         COMFORCE  previously  announced the  discontinuance  of all  businesses unrelated to its technical staffing business, and its intention to divest such businesses. COMFORCE's former majority shareholder, ARTRA GROUP Incorporated (NYSE: ATA), has assumed and agreed to discharge all liabilities and obligations of COMFORCE which arose from the discontinued businesses, and ARTRA is entitled to receive any proceeds from the sale of such businesses. On February 27, 1996, ARTRA reported that it is in the final stages of liquidating such discontinued businesses.

         COMFORCE provides telecommunications, information technology and technical staffing, consulting and outsourcing services worldwide, primarily to Fortune 500 companies, with an emphasis on wireless communications. The strategic vision of COMFORCE is to become the leading provider of staffing, consulting and outsourcing solutions for the information superhighway.

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